EXHIBIT 99.1

News Release

First Solar, Inc. Announces Second Quarter 2021 Financial Results
•Net sales of $629 million
•Net income per share of $0.77
•Cash, cash equivalents, restricted cash, and marketable securities of $2.1 billion
•YTD net bookings of 9.0 GWDC; 4.1 GWDC since prior earnings call
•Started site preparation for previously announced 3.3 GWDC factory in Ohio
•Announced additional 3.3 GWDC manufacturing expansion in India, contingent upon permitting and pending approval of governmental incentives that are satisfactory to First Solar
•Nameplate manufacturing capacity expected to increase to 16 GWDC in 2024
•World record CdTe module efficiency validated
•Earnings guidance lowered primarily due to freight costs

TEMPE, Ariz., July 29, 2021 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the second quarter ended June 30, 2021.

“I would like to thank our associates for their passion, continued excellence, and their many achievements in the second quarter.” said Mark Widmar, CEO of First Solar. “Operationally, we started site preparation for the new factory in Ohio and today announced additional capacity expansion in India. These factories of the future are expected to produce our next-generation module with a fleet-leading highest efficiency and wattage, at a lower cost per watt produced and environmental footprint. Commercially, market demand for our cadmium telluride, or CdTe, technology is at a record level, with year-to-date bookings of 9 GWDC. From a technology standpoint, we recently validated a world record CdTe module. This momentum we have cultivated, paired with an increasingly favorable policy environment, presents a compelling growth opportunity in the near-to mid-term.”

Net sales for the second quarter were $629 million, a decrease of $174 million from the prior quarter, primarily due to the sale of the Sun Streams 2, 4, and 5 projects in the prior quarter, which were partially offset by an increase in module segment revenue and revenue related to a settlement agreement for a legacy systems project.

Operating income for the second quarter was $110 million, compared to $252 million in the prior quarter. Second quarter operating income included depreciation and amortization of $66 million, revenue and gross margin related to the aforementioned settlement agreement of $65 million, $9 million related to underutilization and production start-up, and share-based compensation of $5 million.

Net income per diluted share for the second quarter was $0.77, compared to $1.96 in the prior quarter.

Cash, cash equivalents, restricted cash, and marketable securities at the end of the second quarter totaled $2.1 billion, an increase of $255 million from the prior quarter. This increase was primarily due to proceeds from the sale of our U.S. project development business and operating cash flows during the second quarter, which were partially offset by capital expenditures and operating expenses.

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2021 guidance has been updated as follows:

	Prior	Current
Net Sales	$2.85B to $3.025B	$2.875B to $3.1B
Gross Margin ($) (1)	$695M to $775M	$695M to $760M
Operating Expenses (2)	$285M to $300M	Unchanged
Operating Income (3)(4)	$545M to $640M	$545M to $625M
Earnings per Share	$4.05 to $4.75	$4.00 to $4.60
Net Cash Balance (5)	$1.8B to $1.9B	$1.35B to $1.45B
Capital Expenditures	$425M to $475M	$825M to $875M
Shipments	7.8GW to 8.0GW	7.6GW to 8.0GW
——————————
(1)Includes $1 million of related ramp expense (unchanged) and $40 million of impact due to underutilization and reduced throughput (unchanged)
(2)Includes $20 million to $25 million of production start-up expense (unchanged)
(3)Includes $61 million to $66 million of related ramp expense, production start-up expense, underutilization and reduced throughput impact (unchanged)
(4)Includes a $149 million pre-tax gain related to the sales of the North American O&M and U.S. project development businesses ($151 million previously)
(5)Defined as cash, cash equivalents, marketable securities, and restricted cash less expected debt at the end of 2021

Conference Call Details

First Solar has scheduled a conference call for today, July 29, 2021 at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s second quarter financial results and financial outlook.

An audio replay of the conference call will be available through Thursday, August 12, 2021 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay passcode 4994223. A replay of the webcast will also be available on the Investors section of First Solar’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at R&D labs in California and Ohio, the company’s advanced thin film photovoltaic (PV) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: the potential construction of our third factory in Ohio and first factory in India, including the estimated manufacturing capacity of the factories; the company’s anticipated nameplate manufacturing capacity in 2024; our financial guidance for 2021, net sales, gross margin, operating expenses, operating income, net income per share,

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earnings per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2021. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, expiration or introduction of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to CdTe and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to convert existing or construct production facilities to support new product lines; our ability to attract and retain key executive officers and associates; the severity and duration of the COVID-19 pandemic, including its potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,346,888	$1,227,002
Marketable securities (amortized cost of $418,450 and $519,844 and allowance for credit losses of $87 and $121 at June 30, 2021 and December 31, 2020, respectively)	418,505	520,066
Accounts receivable trade	585,507	269,095
Less: allowance for credit losses	(2,479)	(3,009)
Accounts receivable trade, net	583,028	266,086
Accounts receivable, unbilled	14,633	26,673
Less: allowance for credit losses	(37)	(303)
Accounts receivable, unbilled, net	14,596	26,370
Inventories	603,057	567,587
Assets held for sale	—	155,685
Prepaid expenses and other current assets	189,402	251,739
Total current assets	3,155,476	3,014,535
Property, plant and equipment, net	2,396,641	2,402,285
PV solar power systems, net	233,370	243,396
Project assets	310,816	373,377
Deferred tax assets, net	107,450	104,099
Restricted marketable securities (amortized cost of $247,628 and allowance for credit losses of $13 at December 31, 2020)	—	265,280
Goodwill	14,462	14,462
Intangible assets, net	50,669	56,138
Inventories	226,719	201,229
Other assets	752,870	434,130
Total assets	$7,248,473	$7,108,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$148,326	$183,349
Income taxes payable	21,671	14,571
Accrued expenses	216,556	310,467
Current portion of long-term debt	3,239	41,540
Deferred revenue	237,244	188,813
Liabilities held for sale	—	25,621
Other current liabilities	33,887	83,037
Total current liabilities	660,923	847,398
Accrued solar module collection and recycling liability	129,726	130,688
Long-term debt	276,084	237,691
Other liabilities	398,105	372,226
Total liabilities	1,464,838	1,588,003
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,318,905 and 105,980,466 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	106	106
Additional paid-in capital	2,859,108	2,866,786
Accumulated earnings	3,007,882	2,715,762
Accumulated other comprehensive loss	(83,461)	(61,726)
Total stockholders’ equity	5,783,635	5,520,928
Total liabilities and stockholders’ equity	$7,248,473	$7,108,931

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net sales	$629,180	$803,374	$642,411	$1,432,554	$1,174,535
Cost of sales	455,062	618,607	504,951	1,073,669	946,737
Gross profit	174,118	184,767	137,460	358,885	227,798
Operating expenses:
Selling, general and administrative	36,346	52,087	51,770	88,433	110,357
Research and development	23,935	19,873	22,483	43,808	48,096
Production start-up	1,715	11,354	6,311	13,069	10,793
Litigation loss	—	—	6,000	—	6,000
Total operating expenses	61,996	83,314	86,564	145,310	175,246
Gain on sales of businesses, net	(1,745)	150,895	—	149,150	—
Operating income	110,377	252,348	50,896	362,725	52,552
Foreign currency loss, net	(1,000)	(2,595)	(1,299)	(3,595)	(1,697)
Interest income	1,288	956	3,674	2,244	13,004
Interest expense, net	(4,623)	(2,996)	(3,254)	(7,619)	(10,043)
Other (expense) income, net	(3,247)	8,448	(3,195)	5,201	(5,417)
Income before taxes and equity in earnings	102,795	256,161	46,822	358,956	48,399
Income tax (expense) benefit	(20,346)	(46,490)	(10,214)	(66,836)	79,001
Equity in earnings, net of tax	—	—	303	—	215
Net income	$82,449	$209,671	$36,911	$292,120	$127,615

Net income per share:
Basic	$0.78	$1.98	$0.35	$2.75	$1.21
Diluted	$0.77	$1.96	$0.35	$2.73	$1.20
Weighted-average number of shares used in per share calculations:
Basic	106,313	106,088	105,927	106,201	105,761
Diluted	106,836	106,890	106,473	106,866	106,429

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